TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), is made as of May 29, 2015 by and between AmeriTeam Services, LLC, a Tennessee limited liability company, its predecessors, successors, assigns, assignors, sister companies, and affiliated companies, parents, and subsidiaries (the “Company”), and Heidi S. Allen (“Executive”).

WHEREAS, Executive is employed by the Company as its Senior Vice President and General Counsel pursuant to an Amended and Restated Employment Agreement with TeamHealth, Inc. (a sister company of AmeriTeam Services, LLC), dated as of August 1, 2011 (as so amended and restated, the “Employment Agreement”);

WHEREAS, the Company and Executive wish to amicably end Executive’s employment with the Company Without Cause, as defined in the Employment Agreement;

WHEREAS, the Company intends to actively recruit a successor Senior Vice President and General Counsel and Executive has agreed to assist the Company in such efforts to ensure a smooth transition between Executive and a new Senior Vice President and General Counsel; and

WHEREAS, the Company and Executive wish to modify, in part, the terms of the Employment Agreement and document the terms of a consulting arrangement with Executive as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Executive agree as follows:

1. Employment Period.

(a)From the Effective Date (as defined in Section 11(d) of this Agreement) and continuing until the Transition Date (as defined below) (such period, the “Employment Period”), Executive shall continue to be employed as Senior Vice President and General Counsel of the Company pursuant to the terms of the Employment Agreement, subject only to the modifications set forth in Section 2 below. During the Employment Period, Executive agrees to continue to perform all of her current responsibilities and assist the Company in its efforts to recruit a successor Senior Vice President and General Counsel, or equivalent executive position.

(b)“Transition Date” shall mean the earliest to occur of (i) such date on which a successor Senior Vice President and General Counsel designated by the Board commences employment with the Company (the “New GC Date”), (ii) the date of Executive’s termination of employment with the Company for any reason, or (iii) May 31, 2016 (the “Outside Transition Date”).

(c)If Executive is still employed by the Company on the New GC Date, Executive shall resign her Senior Vice President and General Counsel position with the Company on the New GC Date; however, she shall remain employed with the Company in a consulting role pursuant to Section 3 of this Agreement. If Executive is still employed by the Company on the Outside Transition Date, Executive shall on that date resign her employment with the Company and shall also resign from all other positions held with the Company and/or its affiliates, if any. Further, if Executive is still employed by the Company on the Outside Transition date, she shall qualify for the Severance Compensation and Other Obligations provisions contained in Section 6.5(a)(i)-(iii) of Executive’s Employment Agreement.

2. Employment Agreement Modifications.

(a) During the Employment Period, the terms of the Employment Agreement shall remain in full force and effect, other than as modified in this Agreement, provided that, from and after the Effective Date, unless Executive’s employment hereunder is or was terminated by the Company for Cause (as defined in the Employment Agreement), due to Executive’s Death or Disability (as defined in the Employment Agreement), or due to Executive’s resignation other than as provided for in Section 1(c) of this Agreement, Executive shall, on the Outside Transition Date, be entitled to begin receiving the payments and benefits described in Section 6.5(a)(i)-(iii) of the Employment Agreement.

(b) In the event of a termination of Executive’s employment during the Employment Period prior to the Outside Transition Date by the Company without Cause (as defined in the Employment Agreement), Executive shall be entitled to continued payment of the compensation and benefits that otherwise would have been payable to Executive pursuant to the Employment Agreement (as modified herein) through the Outside Transition Date, as well as the payments and benefits described in Section 6.5(a)(i)-(iii) of the Employment Agreement.

(c) Except for the obligations that may be payable as described in Sections 2 and 4 of this Agreement, the Employment Agreement shall cease to be of further force or effect after the Outside Transition Date, except to the extent specific provisions are incorporated herein by reference.

3. Consulting Arrangement. Unless Executive’s employment shall have terminated due to Executive’s resignation other than as provided for in Section 1(c) of this Agreement, or due to termination by the Company for Cause or due to Death or Disability (as defined in the Employment Agreement), and provided that Executive has complied with Section 1(a) hereof, the Company shall retain the Executive, and Executive hereby agrees to serve as a consultant to the Company, on the terms and subject to the conditions of this Agreement, during the period commencing on the New GC Date and continuing until the Outside Transition Date (the “Consulting Term”). During the Consulting Term, if any, Executive will, from time to time at the request of the Company upon reasonable advance notice, provide advice and counsel with respect to the transition into position of the new

Senior Vice President and General Counsel, and such other matters as the Company may reasonably request. Executive acknowledges and agrees that this provision shall not trigger the provisions of Section 6.4 of the Employment Agreement.

4. Compensation. During the Employment Period and Consulting Term, if any, the Company shall pay Executive compensation and benefits in accordance with Sections 3 and 4 of the Employment Agreement, except that Section 3.4 of the Employment Agreement shall no longer apply to the Executive and Executive shall not be eligible to receive any new awards as a participant in the Team Health Holdings Inc. 2009 Stock Incentive Plan.

5. Status of Executive. During the Employment Period and Consulting Term, if any, Executive shall remain classified as an employee of the Company.

6. Termination. The Consulting Term, if any, shall continue until the Outside Transition Date unless earlier terminated due to Executive’s Death, Disability, resignation other than as provided for in Section 1(c) of this Agreement, or Termination for Cause.

7. Termination Payment Contingent Upon Release. The Company agrees to pay Employee the gross sum of $150,000, less applicable taxes and payroll deductions, contingent upon: (1) Executive remaining continuously employed with the Company through the Outside Transition Date; (2) Executive executing a final Separation Agreement, including, inter alia, a comprehensive release of any and all claims through Executive’s last date of employment with the Company; and (3) Executive complying with all terms of this Agreement. Such payment will be made by payroll check, and will be reported on a Form W-2 at the appropriate time.

8. Restrictive Covenants. The provisions of Section 7 (Restricted Activities) and Section 8 (Inventions and Intellectual Property) of the Employment Agreement are hereby incorporated herein by reference.

9. Miscellaneous Provisions. The provisions of Sections 11 through 26 of the Employment Agreement (Assignment and Binding Effect; Entire Agreement and Modification; Waiver; Governing Law; Notices; Severability; Headings; Confidentiality; Enforcement Costs; Survival; Name or Ownership Change; Compliance with Other Agreements; No Rule of Construction; Indemnification; and Compliance with IRC 409A) are hereby incorporated herein by reference.

10. Release. In exchange for the consideration under this Agreement, to which Executive would not otherwise be entitled, the mutual promises contained herein, and except as otherwise set forth in this Agreement, Executive hereby generally and completely releases, acquits and forever discharges the Company, its parent and subsidiaries, sister companies, predecessors, successors, and their officers, directors, managers, partners, agents, employees, attorneys, shareholders, successors, assigns, assignors and affiliates

(“Released Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the Effective Date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action Executive is releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Released Parties:
(a)    violated any personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
(b)    discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;
(c)    violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel).
11. Acknowledgements.

(a)    Executive affirms that she has not filed or caused to be filed any claim, complaint or action against the Company in any forum or form and that she presently is not a party to any claim, complaint or action against the Company in any forum or form.
(b)    Executive affirms that she has no known workplace injuries or occupational diseases and that she has been granted or has not been denied any leave to which she was entitled under the Family and Medical Leave Act or any other law.

(c)    Executive and the Company acknowledge that this Agreement does not limit any Party’s right, where applicable, to participate in any investigative proceeding of any federal, state or local government agency as required by law. To the extent permitted by law, Executive agrees that if such an administrative charge or any claim of any kind in any forum is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.
(d)    Executive acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the ADEA, as amended. Executive further acknowledges that she has been advised by this writing that: (a) Executive’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Executive has been advised hereby that she has the right to consult with an attorney prior to executing this Agreement; (c) Executive has twenty-one (21) days to consider this Agreement (although she may choose to voluntarily execute this Agreement earlier); (d) Executive has seven (7) days following her execution of this Agreement to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Agreement is signed by Executive (the “Effective Date”).
(e)    Executive affirms that she has no knowledge of any past or present violations of the law by the Company, or past or present violations of any regulatory requirements that may be applicable to the Company under federal, state or local laws.
12. Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

AMERITEAM SERVICES, LLC                HEIDI S. ALLEN

/s/ MICHAEL D. SNOW                 /s/ HEIDI S. ALLEN
Signature                            Signature

Name: Michael D. Snow             Date: May 29, 2015

Title: President and CEO

Date: May 29, 2015